Exhibit 99.1

IIOT-OXYS, Inc. Contracted to Apply Intelligent Edge for Monitoring of Bridges

CAMBRIDGE, MA, September 19. 2018 (GLOBE NEWSWIRE). IIoT-OXYS, Inc. announced today that it has received a contract from a Department of Transportation of a major Northeast State to put its Intelligent Edge solution on multiple bridges. The solution will enable this State government to evaluate degradation over time on critical infrastructure and to prioritize maintenance and replacement activities. IIoT-OXYS is expected to complete this work before the end of calendar year 2018 for the installation phase, to be followed by a monitoring phase extending into 2019.

Cliff Emmons, CEO of IIoT-OXYS commented that “our customer, who is a Department of Transportation of a major New England state, has requested this trial demo as a way of validating the use of structural monitoring to determine how bridges degrade over time and which ones to replace first. As a matter of both public safety and making limited highway dollars go as far as possible, this data will be critical to flagging the structures most in need of attention and prioritizing repairs or replacements. We expect to expand this initial demo to cover dozens of additional installations as we prove our approach and technology.”

Antony Coufal, CTO of IIoT-OXYS, Inc. remarked that “from a technical perspective, this is a perfect use case for our technology and will allow us to further demonstrate the value of our edge computing and domain-specific machine learning and artificial intelligence approach. We will be monitoring these structures for a full year during the demo project and beyond that as an ongoing effort. We will apply our domain-specific algorithms to process the raw data and then use a combination of statistics plus powerful machine learning algorithms to ‘learn’ the behavior patterns of each bridge and to detect changes over time.”

Mr. Emmons concluded that “this is a great initial vote of confidence in our approach and technology from a key customer. We are working closely with the end customer as well as partners to extend and expand these initial efforts and to create a sustainable, recurring revenue stream for IIoT-OXYS Inc. services and products.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cliff L. Emmons

CEO

IIoT-OXYS, Inc.

info@oxyscorp.com

www.oxyscorp.com

www.herelab.io